CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our reports dated February 9, 2001, relating to the financial statements and financial highlights which appear in the December 31, 2000 Annual Reports to Shareholders of the CDC Nvest Jurika & Voyles Small Cap Growth Fund (formerly CDC Nvest Bullseye Fund) and CDC Nvest Large Cap Value Fund, each a series of CDC Nvest Funds Trust III, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Fund Performance" and "Independent Accountants" in such Registration Statement.

/s/PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
Boston, Massachusetts
November 9, 2001